EXHIBIT 99.1

American River Bankshares Resumes Quarterly Cash Dividend at $0.05 Per Share

SACRAMENTO, Calif., Jan. 26, 2017 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today announced that the Board of Directors has declared a quarterly cash dividend on the Company’s common stock in the amount of $0.05 per share, payable on February 22, 2017 to shareholders of record on February 8, 2017.

“We are very pleased to announce the restart of a cash dividend to our common shareholders,” said David Taber, President and CEO of American River Bankshares. “This demonstrates the growth we have achieved in our financial strength as we remain committed to delivering value to our shareholders.”

American River Bankshares also reports its fourth quarter and full year financial results on a conference call to be held Thursday, January 26, 2017 at 1:30 p.m. Pacific Time.  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.  Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2458 and entering the Conference ID 6959006#.

About American River Bankshares
American River Bankshares (NASDAQ:AMRB)is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo, Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Thompson Dias
Vice President Marketing
American River Bankshares
916-231-6717